EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2014, with respect to the consolidated financial statements included in the Annual Report of Digital Ally, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Ally, Inc. on Forms S-8 (File No. 333-190117, effective July 25, 2013, File No. 333-180393, effective March 28, 2013, File No. 333-146874, effective October 23, 2007 and File No. 333-152684, effective July 31, 2007).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Kansas City, Missouri

March 26, 2014